SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. 3)*

ZipRealty, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
98974V107
(CUSIP Number)
December 31, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 18 Pages
Exhibit Index Contained on Page 17

CUSIP No.	98974V107	13G	Page	2	of	18

1	NAMES OF REPORTING PERSONS SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Benchmark Capital Partners IV, L.P. (“BCP IV”) Tax ID Number:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		2,572,419 shares, except that Benchmark Capital Management Co. IV, L.L.C. (“BCMC IV”), the general partner of BCP IV, may be deemed to have sole power to vote these shares, and Alexandre Balkanski (“Balkanski”), Bruce W. Dunlevie (“Dunlevie”), J. William Gurley (“Gurley”), Kevin R. Harvey (“Harvey”), Robert C. Kagle (“Kagle”), Andrew S. Rachleff (“Rachleff”) and Steven M. Spurlock (“Spurlock”), the members of BCMC IV, may be deemed to have shared power to vote these shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See response to row 5.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH		2,572,419 shares, except that BCMC IV, the general partner of BCP IV, may be deemed to have sole power to dispose of these shares, and Balkanski, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER

See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,572,419

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.7%

12	TYPE OF REPORTING PERSON

PN

CUSIP No.	98974V107	13G	Page	3	of	18

1	NAMES OF REPORTING PERSONS SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Benchmark Founders’ Fund IV, L.P. (“BFF IV”) Tax ID Number:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		735,856 shares, except that BCMC IV, the general partner of BFF IV, may be deemed to have sole power to vote these shares, and Balkanski, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See response to row 5.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH		735,856 shares, except that BCMC IV, the general partner of BFF IV, may be deemed to have sole power to dispose of these shares, and Balkanski, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER

See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

735,856

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.6%

12	TYPE OF REPORTING PERSON

PN

CUSIP No.	98974V107	13G	Page	4	of	18

1	NAMES OF REPORTING PERSONS SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Benchmark Founders’ Fund IV-A, L.P. (“BFF IV-A”) Tax ID Number:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		95,982 shares, except that BCMC IV, the general partner of BFF IV-A, may be deemed to have sole power to vote these shares, and Balkanski, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See response to row 5.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH		95,982 shares, except that BCMC IV, the general partner of BFF IV-A may be deemed to have sole power to dispose of these shares, and Balkanski, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER

See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,982

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.5%

12	TYPE OF REPORTING PERSON

PN

CUSIP No.	98974V107	13G	Page	5	of	18

1	NAMES OF REPORTING PERSONS SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Benchmark Founders’ Fund IV-B, L.P. (“BFF IV-B”) Tax ID Number:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		28,573 shares, except that BCMC IV, the general partner of BFF IV-B, may be deemed to have sole power to vote these shares, and Balkanski, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See response to row 5.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH		28,573 shares, except that BCMC IV, the general partner of BFF IV-B, may be deemed to have sole power to dispose of these shares, and Balkanski, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER

See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

28,573

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12	TYPE OF REPORTING PERSON

PN

CUSIP No.	98974V107	13G	Page	6	of	18

1	NAMES OF REPORTING PERSONS SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Benchmark Founders’ Fund IV-X, L.P. (“BFF IV-X”) Tax ID Number:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		199,797 shares, except that BCMC IV, the general partner of BFF IV-X, may be deemed to have sole power to vote these shares, and Balkanski, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See response to row 5.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH		199,797 shares, except that BCMC IV, the general partner of BFF IV-X, may be deemed to have sole power to dispose of these shares, and Balkanski, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER

See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

199,797

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.0%

12	TYPE OF REPORTING PERSON

PN

CUSIP No.	98974V107	13G	Page	7	of	18

1	NAMES OF REPORTING PERSONS SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Benchmark Capital Management Co. IV, L.L.C. Tax ID Number:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV, the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, may be deemed to have sole power to vote these shares, and Balkanski, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		See response to row 5.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH		3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV, the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, may be deemed to have sole power to dispose of these shares, and Balkanski, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER

See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,632,627

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.0%

12	TYPE OF REPORTING PERSON

OO

CUSIP No.	98974V107	13G	Page	8	of	18

1	NAME OF REPORTING PERSON Alexandre Balkanski

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S. Citizen

	5	SOLE VOTING POWER

NUMBER OF		51,968 shares, all of which are directly owned by a trust, and Balkanski, as trustee of the trust, may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH REPORTING PERSON		3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Balkanski, a member of BCMC IV, may be deemed to have shared power to vote these shares.

WITH	7	SOLE DISPOSITIVE POWER

51,968 shares, all of which are directly owned by a trust, and Balkanski, as trustee of the trust, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER

3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Balkanski, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,684,595

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.3%

12	TYPE OF REPORTING PERSON

IN

CUSIP No.	98974V107	13G	Page	9	of	18

1	NAME OF REPORTING PERSON Bruce W. Dunlevie

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S. Citizen

	5	SOLE VOTING POWER

NUMBER OF		129,913 shares, all of which are directly owned by a trust, and Dunlevie, as trustee of the trust, may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH REPORTING PERSON		3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to vote these shares.

WITH	7	SOLE DISPOSITIVE POWER

129,913 shares, all of which are directly owned by a trust, and Dunlevie, as trustee of the trust, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER

3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,762,540

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.6%

12	TYPE OF REPORTING PERSON

IN

CUSIP No.	98974V107	13G	Page	10	of	18

1	NAME OF REPORTING PERSON J. William Gurley

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S. Citizen

	5	SOLE VOTING POWER

NUMBER OF		25,982 shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH REPORTING PERSON		3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Gurley, a member of BCMC IV, may be deemed to have shared power to vote these shares.

WITH	7	SOLE DISPOSITIVE POWER

25,982 shares.

	8	SHARED DISPOSITIVE POWER

3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Gurley, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,658,609

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.1%

12	TYPE OF REPORTING PERSON

IN

CUSIP No.	98974V107	13G	Page	11	of	18

1	NAME OF REPORTING PERSON Kevin R. Harvey

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S. Citizen

	5	SOLE VOTING POWER

NUMBER OF		129,913 shares, all of which are directly owned by a trust, and Harvey, as trustee of the trust, may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH REPORTING PERSON		3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Harvey, a member of BCMC IV, may be deemed to have shared power to vote these shares.

WITH	7	SOLE DISPOSITIVE POWER

129,913 shares, all of which are directly owned by a trust, and Harvey, as trustee of the trust, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER

3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Harvey, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,762,540

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.6%

12	TYPE OF REPORTING PERSON

IN

CUSIP No.	98974V107	13G	Page	12	of	18

1	NAME OF REPORTING PERSON Robert C. Kagle

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S. Citizen

	5	SOLE VOTING POWER

NUMBER OF		26,433 shares, some of which are directly owned by several trusts, and Kagle, as trustee of the trusts, may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH REPORTING PERSON		3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Kagle, a member of BCMC IV, may be deemed to have shared power to vote these shares.

WITH	7	SOLE DISPOSITIVE POWER

26,433 shares, some of which are directly owned by several trusts, and Kagle, as trustee of the trusts, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER

3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Kagle, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,659,060

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.1%

12	TYPE OF REPORTING PERSON

IN

CUSIP No.	98974V107	13G	Page	13	of	18

1	NAME OF REPORTING PERSON Andrew S. Rachleff

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S. Citizen

	5	SOLE VOTING POWER

NUMBER OF		129,913 shares, all of which are directly owned by a trust, and Rachleff, as trustee of the trust, may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH REPORTING PERSON		3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Rachleff, a member of BCMC IV, may be deemed to have shared power to vote these shares.

WITH	7	SOLE DISPOSITIVE POWER

129,913 shares, all of which are directly owned by a trust, and Rachleff, as trustee of the trust, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER

3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Rachleff, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,762,540

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.6%

12	TYPE OF REPORTING PERSON

IN

CUSIP No.	98974V107	13G	Page	14	of	18

1	NAME OF REPORTING PERSON Steven M. Spurlock

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S. Citizen

	5	SOLE VOTING POWER

NUMBER OF		5,197 shares, all of which are directly owned by a trust, and Spurlock, as trustee of the trust, may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH REPORTING PERSON		3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Spurlock, a member of BCMC IV, may be deemed to have shared power to vote these shares.

WITH	7	SOLE DISPOSITIVE POWER

5,197 shares, all of which are directly owned by a trust, and Spurlock, as trustee of the trust, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER

3,632,627 shares, of which 2,572,419 are directly owned by BCP IV, 735,856 are directly owned by BFF IV, 95,982 are directly owned by BFF IV-A, 28,573 are directly owned by BFF IV-B and 199,797 are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X, and Spurlock, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,637,824

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.0%

12	TYPE OF REPORTING PERSON

IN

CUSIP No.	98974V107	13G	Page	15	of	18
This Amendment No. 3 amends the Statement on Schedule 13G previously filed by Benchmark Capital Partners IV, L.P., a Delaware limited partnership (“BCP IV”), Benchmark Founders’ Fund IV, L.P., a Delaware limited partnership (“BFF IV”), Benchmark Founders’ Fund IV-A, L.P., a Delaware limited partnership (“BFF IV-A”), Benchmark Founders’ Fund IV-B, L.P., a Delaware limited partnership (“BFF IV-B”), Benchmark Founders’ Fund IV-X, L.P., a Delaware limited partnership (“BFF IV-X”), Benchmark Capital Management Co. IV, L.L.C., a Delaware limited liability company (“BCMC IV”), and Alexandre Balkanski (“Balkanski”), David M. Beirne (“Beirne”), Bruce W. Dunlevie (“Dunlevie”), J. William Gurley (“Gurley”), Kevin R. Harvey (“Harvey”), Robert C. Kagle (“Kagle”), Andrew S. Rachleff (“Rachleff”) and Steven M. Spurlock (“Spurlock”). Only those items as to which there has been a change are included in this Amendment No. 3.
ITEM 2(A).	NAME OF PERSONS FILING

This Statement is filed by Benchmark Capital Partners IV, L.P., a Delaware limited partnership (“BCP IV”), Benchmark Founders’ Fund IV, L.P., a Delaware limited partnership (“BFF IV”), Benchmark Founders’ Fund IV-A, L.P., a Delaware limited partnership (“BFF IV-A”), Benchmark Founders’ Fund IV-B, L.P., a Delaware limited partnership (“BFF IV-B”), Benchmark Founders’ Fund IV-X, L.P., a Delaware limited partnership (“BFF IV-X”), Benchmark Capital Management Co. IV, L.L.C., a Delaware limited liability company (“BCMC IV”), and Alexandre Balkanski (“Balkanski”), Bruce W. Dunlevie (“Dunlevie”), J. William Gurley (“Gurley”), Kevin R. Harvey (“Harvey”), Robert C. Kagle (“Kagle”), Andrew S. Rachleff (“Rachleff”) and Steven M. Spurlock (“Spurlock”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

BCMC IV, the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X. Balkanski, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are members of BCMC IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X.

ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

CUSIP No.	98974V107	13G	Page	16	of	18
SIGNATURES
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2009

BENCHMARK CAPITAL PARTNERS IV, L.P.,
a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV, L.P.,
a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV-A, L.P.,
a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV-B, L.P.,
a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV-X, L.P.,
a Delaware Limited Partnership

BENCHMARK CAPITAL MANAGEMENT CO. IV, L.L.C.,
a Delaware Limited Liability Company

By:	/s/ Steven M. Spurlock
Steven M. Spurlock
Managing Member

ALEXANDRE BALKANSKI BRUCE W. DUNLEVIE J. WILLIAM GURLEY KEVIN R. HARVEY ROBERT C. KAGLE ANDREW S. RACHLEFF STEVEN M. SPURLOCK
By:	/s/ Steven M. Spurlock
Steven M. Spurlock
Attorney-in-Fact

*	Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

CUSIP No.	98974V107	13G	Page	17	of	18
EXHIBIT INDEX

Found on
Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	18

CUSIP No.	98974V107	13G	Page	18	of	18
EXHIBIT A
Agreement of Joint Filing
          The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of ZipRealty, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.